Exhibit 99.3

Seneca Nation of Indians

FOR IMMEDIATE RELEASE
Media Contact
Steve Bell, Eric Mower and Associates
716.880.1449
716.548.9199
sbell@mower.com

Seneca President John’s Statement on NIGC Notice

SENECA NATION, ALLEGANY TERRITORY Sept. 3, 2008 – President Maurice A. John Sr. issued the following statement today:

Late today, the chairman of the National Indian Gaming Commission issued a “notice of violation” regarding the Seneca Buffalo Creek temporary facility, as directed by the U.S.  District Court in Buffalo. The Seneca Nation intends to immediately file its notice of appeal with the agency, thereby triggering an administrative review process under the agency’s regulations. In issuing the notice, the NIGC chairman did not order closure of the facility.

The United States is still actively considering its appeal options in the case, and the commission is still reviewing the Nation’s recently submitted gaming ordinance. Decisions on those two elements of the case are likely within the next 30 to 45 days.

While legal proceedings are pending before the NIGC, the Seneca Nation will continue to operate the Buffalo Creek facility. The notice of violation has no effect on the Nation’s other gaming facilities. The Nation is pleased that this aspect of the process finally gives the Nation a direct voice in the Buffalo Creek matter for the first time.

The Seneca Nation, as always, will comply with applicable rulings, but will also exercise the full scope of its rights, administratively and judicially. We are confident that the Nation’s gaming rights will be recognized on our sovereign Buffalo Creek territory for the benefit of the Western New York economy.

P.O. Box 231, Salamanca, Allegany Territory, NY 14779 • Ph: 716-945-1790

About The Seneca Nation of Indians

The Seneca Nation of Indians, one of the six nations of the Iroquois Confederacy, continues to live on its three aboriginal areas in Western New York, south of Buffalo, as well as sovereign territories in Niagara Falls and Buffalo where the Nation operates resorts. The Senecas’ long history includes passing on constitutional and governmental traditions used by founders of the United States like Benjamin Franklin. Formerly a warrior nation, it traditionally controlled trade and protected the Western territories, earning the title “Keeper of the Western Door.” The Nation’s five sovereign territories are comprised of 31,095 acres along the Allegany River and the Southern Tier Expressway, known as the Allegany Territory; 22,011 acres along Cattaraugus Creek near Lake Erie known as the Cattaraugus Territory; one square mile in Cuba, called the Oil Spring Territory; 30 acres in Niagara Falls, and 9 acres in Buffalo. The Allegany Territory contains the City of Salamanca within its boundaries. Tens of thousands of acres of land in southern New York and northern Pennsylvania were taken from the Nation when the federal government built the Kinzua Dam and forcibly evicted Senecas from their land in the early 1960s. The Nation today operates a $1.1 billion economy that employs more than 6,300 people, native and not. It operates and manages a variety of retail, Class II gaming and casino and hotel operations on its territories. The Nation’s three branches of government – executive, legislative and judicial – operate a faithkeepers school, expanded sports programs for young people, improved health and wellness centers and plans to construct a treatment center for alcohol and drug addictions. The Nation recently expanded greatly its capital building and social services operations, with new projects including improvements to roads, sewers, water treatment plants, water-supply facilities and low-income and elderly housing. The Nation operates a “good-neighbor” policy under which it seeks to expand its relations with groups, governments, charities, private and public corporations that wish to interact collaboratively with the Nation. In 2007, the Nation spent more than $90 million with vendors, suppliers and businesses across Western New York. In addition to hundreds of union construction jobs created in the last five years, the Nation has paid New York State and local municipalities more than $295 million in shared gaming operating revenues.